[LETTERHEAD OF MANNING ELLIOTT LLP]


                                  Exhibit 16.1



Re:  Manaris Corporation

This letter will confirm that we reviewed Item 4.01 of the Company's Form 8-K dated January 11, 2006 captioned "Changes in Registrant's Certifying Accountant" and that we agree with the statements made as they relate to Manning Elliott LLP. We are not in a position to agree or disagree with the statements in Item
4.01 regarding the engagement of PriceWaterhouseCoopers LLP or the approval of such engagement by the Board of Directors.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.


/s/ "Manning Elliott LLP"


MANNING ELLIOTT LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

January 11, 2006